File No. 812-15634

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC, ADAMS STREET PARTNERS, LLC, ADAMS STREET ADVISORS, LLC, ADAMS STREET CREDIT ADVISORS LP, ADAMS STREET CREDIT SOLUTIONS FUND, LP, ADAMS STREET - PE CO-INV (SI) FUND LP, ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL, ADAMS STREET - PRIMARY PE SM FUND I LP, ADAMS STREET - SCERS FUND III LLC, ADAMS STREET - SK VENTURE FUND II LP, ADAMS STREET (KOC) LLC, ADAMS STREET (NUNAVUT) PRIVATE EQUITY FUND LP, ADAMS STREET 1847 FUND LP, ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2020 NON-US FUND LP, ADAMS STREET 2020 US FUND LP, ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2021 NON-US FUND LP, ADAMS STREET 2021 US FUND LP, ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2022 NON-US FUND LP, ADAMS STREET 2022 US FUND LP, ADAMS STREET 2023 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2023 NON-US FUND LP, ADAMS STREET 2023 US FUND LP, ADAMS STREET 2024 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2024 NON-US FUND LP, ADAMS STREET 2024 US FUND LP, ADAMS STREET 2025 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2025 NON-US FUND LP, ADAMS STREET 2025 US FUND LP, ADAMS STREET 32BJ FUND LP, ADAMS STREET AMF FUND LP, ADAMS STREET AP7 PE INVESTMENT III LP, ADAMS STREET ASIA FUND 2020 LP, ADAMS STREET ASIA FUND II LP, ADAMS STREET BLUE LAKE LP, ADAMS STREET CC PE SECONDARY FUND LP, ADAMS STREET CO-INVESTMENT FUND V A LP, ADAMS STREET CO-INVESTMENT FUND V B LP, ADAMS STREET CO-INVESTMENT FUND VI A LP, ADAMS STREET CO-INVESTMENT FUND VI B LP, ADAMS STREET CUACPS PRIVATE EQUITY LP, ADAMS STREET CYCLONE FUND LP, ADAMS STREET DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND II LP, ADAMS STREET EUROPEAN VENTURE FUND 2023, ADAMS STREET GLOBAL SECONDARY FUND 7 LP, ADAMS STREET GLOBAL SECONDARY FUND 8 LP, ADAMS STREET GLOBAL SMB WPERP FUND III LP, ADAMS STREET GLOBAL VENTURE MANDATE FUND IV LP, ADAMS STREET GRAND CYPRESS HEALTHCARE FUND II LP, ADAMS STREET GROWTH EQUITY FUND VII LP, ADAMS STREET GROWTH EQUITY FUND VIII LP, ADAMS STREET HOM FUND LP, ADAMS STREET IMM VENTURE FUND LP, ADAMS STREET IMM VENTURE PRIMARY FUND I LP, ADAMS STREET KNEIFF GLOBAL PE FUND, ADAMS STREET LAKE LASALLE FUND II LP, ADAMS STREET LEADERS EX US FUND LP, ADAMS STREET LEADERS FUND 2020 LP, ADAMS STREET LEADERS FUND II LP, ADAMS STREET MTAA PE FUND II LP, ADAMS STREET PEP ASIA FUND 2023 LP, ADAMS STREET PEP ASIA FUND 2024 LP, ADAMS STREET PEP NORTH AMERICA FUND 2023 LP, ADAMS STREET PEP NORTH AMERICA FUND 2024 LP, ADAMS STREET POBA VENTURE FUND LP, ADAMS STREET POBA VENTURE FV I LP, ADAMS STREET PRIVATE CREDIT FUND II -A LP, ADAMS STREET PRIVATE CREDIT FUND II -B LP, ADAMS STREET PRIVATE CREDIT FUND II-C LP, ADAMS STREET PRIVATE CREDIT FUND II-C NO LP, ADAMS STREET PRIVATE CREDIT FUND III-A LP, ADAMS STREET PRIVATE CREDIT FUND III-B LP, ADAMS STREET PRIVATE INCOME FUND LP, ADAMS STREET ROPE FUND LP, ADAMS STREET RSP II LP, ADAMS STREET SBCERA FUND 2 LP, ADAMS STREET SH FUND LP, ADAMS STREET SHEDD AQUARIUM ESG FUND LP, ADAMS STREET SHEDD AQUARIUM LP, ADAMS STREET SIFAI FUND LP, ADAMS STREET SK VENTURE FUND III LP, ADAMS STREET UK MID-MARKET SOLUTIONS II LP, ADAMS STREET US SMB FUND II LP, ADAMS STREET VENTURE INNOVATION FUND III LP, ADAMS STREET VENTURE INNOVATION FUND IV LP, ADAMS STREET VENTURE SELECT FUND 2023 LP, ADAMS STREET WORLD SUN FUND LP, ADAMS STREET WPE FUND LP, ASP - GLOBAL PE SM FUND LP, ASP (FEEDER) PRIVATE CREDIT FUND II-C LP, ASP COJ PE FUND LP, ASP EVF 2023 FV LP, ASP GLOBAL VENTURES BVK FUND II LP, ASP ILSTRS ASIA SMA 1 LP, ASP ILSTRS EUROPE SMA 1 LP, ASP LUX RAIF - 2021 GLOBAL FUND, ASP LUX RAIF - 2022 GLOBAL FUND, ASP LUX RAIF - 2023 GLOBAL FUND, ASP LUX RAIF - 2024 GLOBAL FUND, ASP LUX RAIF - 2025 GLOBAL FUND, ASP LUX RAIF - CO-INVESTMENT FUND V, ASP LUX RAIF CO-INV VI FV LP, ASP LUX RAIF - CO-INVESTMENT FUND VI, ASP LUX RAIF - GLOBAL SECONDARY FUND 7, ASP

LUX RAIF - GLOBAL SECONDARY FUND 8, ASP LUX RAIF - PC II FUND, ASP LUX RAIF - SPC III FUND, ASP LUX RAIF CO-INV V FV LP, ASP LUX RAIF GSF 7 FV LP, ASP LUX RAIF GSF 8 FV LP, ASP NPS ASIA PE FOF LP, ASP PC HOLDINGS LLC, ASP RIVERA INT PC FACILITATION LP, ASP RIVERA INT PC NO FACILITATION LP, ASP RIVERA US PC FACILITATION LP, ASP RIVERA US PC LP, ASP SR PRIVATE CREDIT FUND II-A LP, ASP SR PRIVATE CREDIT FUND II-A NO LP, ASP SR PRIVATE CREDIT FUND II-B LP, ASP SR PRIVATE CREDIT FUND II-B NO LP, ASP SR PRIVATE CREDIT FUND II-C LP, ASP SR PRIVATE CREDIT FUND III-A LP, ASP SR PRIVATE CREDIT FUND III-A NO LP, ASP SR PRIVATE CREDIT FUND III-B LP, ASP SR PRIVATE CREDIT FUND III-B NO LP, ASP SR PRIVATE CREDIT FUND III-C LP, ASP SUMMA 1 LLC, ASP SUMMA 2 LLC, ASP SUMMA 3 LLC, ASP SUMMA 4 LLC, ASP SUMMA 5 LLC, ASP SUMMA 6 LLC, ASP SUMMA 7 LLC, ASP SUMMA 8 LLC, ASP SUMMA HOLDCO 1 LP, JUNI PRIVATE EQUITY FUND A EUR LP AND JUNI PRIVATE EQUITY FUND A USD LP

One North Wacker Drive, Suite 2700

Chicago, IL 60606

SECOND AMENDED AND RESTATED APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Eric R. Mansell

Adams Street Partners, LLC

One North Wacker Drive, Suite 2700

Chicago, IL 60606

(312) 553-7890

emansell@adamsstreetpartners.com

Copies to:

Nicole M. Runyan, P.C. Brad A. Green, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800 nicole.runyan@kirkland.com brad.green@kirkland.com	Scott A. Moehrke, P.C. Nicholas A. Hemmingsen, P.C. Kirkland & Ellis LLP 333 West Wolf Point Plaza Chicago, IL 60654 (312) 862-2000 scott.moehrke@kirkland.com nicholas.hemmingsen@kirkland.com

April 16, 2025

2

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

In the matter of:

ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC, ADAMS STREET PARTNERS, LLC, ADAMS STREET ADVISORS, LLC, ADAMS STREET CREDIT ADVISORS LP, ADAMS STREET CREDIT SOLUTIONS FUND, LP, ADAMS STREET - PE CO-INV (SI) FUND LP, ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL, ADAMS STREET - PRIMARY PE SM FUND I LP, ADAMS STREET - SCERS FUND III LLC, ADAMS STREET - SK VENTURE FUND II LP, ADAMS STREET (KOC) LLC, ADAMS STREET (NUNAVUT) PRIVATE EQUITY FUND LP, ADAMS STREET 1847 FUND LP, ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2020 NON-US FUND LP, ADAMS STREET 2020 US FUND LP, ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2021 NON-US FUND LP, ADAMS STREET 2021 US FUND LP, ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2022 NON-US FUND LP, ADAMS STREET 2022 US FUND LP, ADAMS STREET 2023 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2023 NON-US FUND LP, ADAMS STREET 2023 US FUND LP, ADAMS STREET 2024 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2024 NON-US FUND LP, ADAMS STREET 2024 US FUND LP, ADAMS STREET 2025 DIRECT GROWTH EQUITY FUND LP, ADAMS STREET 2025 NON-US FUND LP, ADAMS STREET 2025 US FUND LP, ADAMS STREET 32BJ FUND LP, ADAMS STREET AMF FUND LP, ADAMS STREET AP7 PE INVESTMENT III LP, ADAMS STREET ASIA FUND 2020 LP, ADAMS STREET ASIA FUND II LP, ADAMS STREET BLUE LAKE LP, ADAMS STREET CC PE SECONDARY FUND LP, ADAMS STREET CO-INVESTMENT FUND V A LP, ADAMS STREET CO-INVESTMENT FUND V B LP, ADAMS STREET CO-INVESTMENT FUND VI A LP, ADAMS STREET CO-INVESTMENT FUND VI B LP, ADAMS STREET CUACPS PRIVATE EQUITY LP, ADAMS STREET CYCLONE FUND LP, ADAMS STREET DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND II LP, ADAMS STREET EUROPEAN VENTURE FUND 2023, ADAMS STREET GLOBAL SECONDARY FUND 7 LP, ADAMS STREET GLOBAL SECONDARY FUND 8 LP, ADAMS STREET GLOBAL SMB WPERP FUND III LP, ADAMS STREET GLOBAL VENTURE MANDATE FUND IV LP, ADAMS STREET GRAND CYPRESS HEALTHCARE FUND II LP, ADAMS STREET GROWTH EQUITY FUND VII LP, ADAMS STREET GROWTH EQUITY FUND VIII LP, ADAMS STREET HOM FUND LP, ADAMS STREET IMM VENTURE FUND LP, ADAMS STREET IMM VENTURE PRIMARY FUND I LP, ADAMS STREET KNEIFF GLOBAL PE FUND, ADAMS STREET LAKE LASALLE FUND II LP, ADAMS STREET LEADERS EX US FUND LP, ADAMS

Second Amended and Restated Application for an Order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940 Permitting Certain Joint Transactions Otherwise Prohibited by Sections 17(d) and 57(a)(4) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940

STREET LEADERS FUND 2020 LP, ADAMS STREET LEADERS FUND II LP, ADAMS STREET MTAA PE FUND II LP, ADAMS STREET PEP ASIA FUND 2023 LP, ADAMS STREET PEP ASIA FUND 2024 LP, ADAMS STREET PEP NORTH AMERICA FUND 2023 LP, ADAMS STREET PEP NORTH AMERICA FUND 2024 LP, ADAMS STREET POBA VENTURE FUND LP, ADAMS STREET POBA VENTURE FV I LP, ADAMS STREET PRIVATE CREDIT FUND II-A LP, ADAMS STREET PRIVATE CREDIT FUND II-B LP, ADAMS STREET PRIVATE CREDIT FUND II-C LP, ADAMS STREET PRIVATE CREDIT FUND II-C NO LP, ADAMS STREET PRIVATE CREDIT FUND III-A LP, ADAMS STREET PRIVATE CREDIT FUND III-B LP, ADAMS STREET PRIVATE INCOME FUND LP, ADAMS STREET ROPE FUND LP, ADAMS STREET RSP II LP, ADAMS STREET SBCERA FUND 2 LP, ADAMS STREET SH FUND LP, ADAMS STREET SHEDD AQUARIUM ESG FUND LP, ADAMS STREET SHEDD AQUARIUM LP, ADAMS STREET SIFAI FUND LP, ADAMS STREET SK VENTURE FUND III LP, ADAMS STREET UK MID-MARKET SOLUTIONS II LP, ADAMS STREET US SMB FUND II LP, ADAMS STREET VENTURE INNOVATION FUND III LP, ADAMS STREET VENTURE INNOVATION FUND IV LP, ADAMS STREET VENTURE SELECT FUND 2023 LP, ADAMS STREET WORLD SUN FUND LP, ADAMS STREET WPE FUND LP, ASP - GLOBAL PE SM FUND LP, ASP (FEEDER) PRIVATE CREDIT FUND II-C LP, ASP COJ PE FUND LP, ASP EVF 2023 FV LP, ASP GLOBAL VENTURES BVK FUND II LP, ASP ILSTRS ASIA SMA 1 LP, ASP ILSTRS EUROPE SMA 1 LP, ASP LUX RAIF - 2021 GLOBAL FUND, ASP LUX RAIF - 2022 GLOBAL FUND, ASP LUX RAIF - 2023 GLOBAL FUND, ASP LUX RAIF - 2024 GLOBAL FUND, ASP LUX RAIF - 2025 GLOBAL FUND, ASP LUX RAIF - CO-INVESTMENT FUND V, ASP LUX RAIF CO-INV VI FV LP, ASP LUX RAIF - CO-INVESTMENT FUND VI, ASP LUX RAIF - GLOBAL SECONDARY FUND 7, ASP LUX RAIF - GLOBAL SECONDARY FUND 8, ASP LUX RAIF - PC II FUND, ASP LUX RAIF - SPC III FUND, ASP LUX RAIF CO-INV V FV LP, ASP LUX RAIF GSF 7 FV LP, ASP LUX RAIF GSF 8 FV LP, ASP NPS ASIA PE FOF LP, ASP PC HOLDINGS LLC, ASP RIVERA INT PC FACILITATION LP, ASP RIVERA INT PC NO FACILITATION LP, ASP RIVERA US PC FACILITATION LP, ASP RIVERA US PC LP, ASP SR PRIVATE CREDIT FUND II - A LP, ASP SR PRIVATE CREDIT FUND II - A NO LP, ASP SR PRIVATE CREDIT FUND II-B LP, ASP SR PRIVATE CREDIT FUND II-B NO LP, ASP SR PRIVATE CREDIT FUND II-C LP, ASP SR PRIVATE CREDIT FUND III-A LP, ASP SR PRIVATE CREDIT FUND III-A NO LP, ASP SR PRIVATE CREDIT FUND III-B LP, ASP SR PRIVATE CREDIT FUND III-B NO LP, ASP SR PRIVATE CREDIT FUND III-C LP, ASP SUMMA 1 LLC, ASP SUMMA 2 LLC, ASP SUMMA 3 LLC, ASP SUMMA 4 LLC, ASP SUMMA 5 LLC, ASP SUMMA 6 LLC, ASP SUMMA 7 LLC, ASP SUMMA 8 LLC, ASP SUMMA HOLDCO 1 LP, JUNI PRIVATE EQUITY FUND A EUR LP AND JUNI PRIVATE EQUITY

FUND A USD LP One North Wacker Drive, Suite 2700 Chicago, IL 60606 File No. 812-15634

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

•

Adams Street Private Equity Navigator Fund LLC (formerly, Adams Street Global Private Markets Fund LP) (the “Existing Regulated Fund”), a closed-end management investment company registered under the 1940 Act.

•

The other investment funds identified on Schedule A hereto, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act (collectively, with the Existing Regulated Fund, the “Existing Affiliated Funds”).

•

Adams Street Advisors, LLC (“ASA”), an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), that serves as the investment adviser to the Existing Regulated Fund, on behalf of itself and its successors.[2]

•

Adams Street Partners, LLC (“ASP”), an investment adviser registered with the Commission under the Advisers Act, that serves as the investment adviser to certain of the Existing Affiliated Funds as identified on Schedule A hereto, on behalf of itself and its successors.

•

Adams Street Credit Advisors LP (“Adams Street Credit Advisors” and, collectively with ASA and ASP, the “Existing Advisers”), a relying adviser under the Advisers Act through a single registration with ASP, that serves as the investment adviser to certain of the Existing Affiliated Funds as identified on Schedule A hereto, on behalf of itself and its successors.

•

ASP PC Holdings LLC, a separate and distinct legal entity directly controlled by ASP, that from time to time holds various financial assets in a principal capacity (the “Existing Proprietary Account” and, collectively with the Existing Advisers and the Existing Affiliated Funds, the ”Applicants”).[3]

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	The term “successor,” as applied to each Adviser, means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.
[3]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund4 and one or more Affiliated Entities5 to engage in Co-Investment Transactions6 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”7 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.8

[4]

“Regulated Fund” means the Existing Regulated Fund and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[5]

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[6]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
[7]

“Adviser” means the Existing Advisers, and any other investment adviser controlling, controlled by, or under common control with the Existing Advisers. The term “Adviser” also includes any internally-managed Regulated Fund.

[8]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	Adams Street Private Equity Navigator Fund LLC

The Existing Regulated Fund initially was organized as a Cayman Islands exempted limited partnership. On March 26, 2025, the Existing Regulated Fund completed its conversion to a Delaware limited liability company and changed its name to Adams Street Private Equity Navigator Fund LLC. The Existing Regulated Fund is registered under the 1940 Act as an externally-managed, non-diversified, closed-end management investment company. The Existing Regulated Fund intends to elect to be treated, and intends to qualify annually thereafter, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended.

The Existing Regulated Fund’s investment objective is to seek attractive long-term capital appreciation. Under normal circumstances, the Existing Regulated Fund intends to invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in “private equity investments”, which are defined to include direct investments in the equity and/or debt of private companies, including growth equity investments, co-investments and private credit investments, except for publicly listed private equity investments and private credit investments, and primary and secondary investments in private equity funds managed by third-party managers. The Existing Regulated Fund is managed by ASA pursuant to an investment advisory agreement. The Existing Regulated Fund has a board of directors currently comprised of five members, a majority of whom are not “interested persons”, as defined in Section 2(a)(19) of the 1940 Act, of the Existing Regulated Fund (together with the board of directors or trustees of any Future Regulated Fund, the “Board”).9

B.	Adams Street Advisors, LLC

ASA, a Delaware limited liability company, is registered with the Commission as an investment adviser under the Advisers Act. ASA serves as the investment adviser to the Existing Regulated Fund and manages the Existing Regulated Fund’s portfolio in accordance with its investment objective and strategies. ASA also provides certain administrative services to the Existing Regulated Fund. ASP is the sole member of, and controls, ASA.

C.	Adams Street Partners, LLC

ASP, a Delaware limited liability company, is registered with the Commission as an investment adviser under the Advisers Act. ASP serves as the investment adviser to 100 of the Existing Affiliated Funds, as identified on Schedule A hereto, and manages their portfolios in accordance with their respective investment objectives and strategies.

D.	Adams Street Credit Advisors LP

Adams Street Credit Advisors, a Delaware limited partnership, serves as the investment adviser to 35 of the Existing Affiliated Funds, as identified on Schedule A hereto, and manages their portfolios in accordance with their respective investment objectives and strategies. Adams Street Credit Advisors is a relying adviser under the Advisers Act through a single registration with ASP. ASP is the sole member of the general partner of, and controls, Adams Street Credit Advisors.

E.	Existing Affiliated Funds

The Existing Affiliated Funds are investment vehicles, each of which is a separate and distinct legal entity that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act.10 A complete list of the Existing Affiliated Funds, including the respective Adviser to each such Existing Affiliated Fund, is included on Schedule A hereto.

[9]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.
[10]

In the future, an Affiliated Fund may register as a closed-end management investment company under the 1940 Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

F.	The Existing Proprietary Account

ASP manages the Existing Proprietary Account, which from time to time holds various financial assets in a principal capacity. ASP has various business lines that it operates through its wholly- or majority-owned subsidiaries, and the subsidiary that exists and currently intends to participate in the co-investment program has been included as an Applicant herein. The Existing Proprietary Account is included on Schedule A hereto.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”11 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner

[11]

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

described by Sections 17(d) and 57(b). ASA and Adams Street Credit Advisors are each majority-owned by ASP, are under common control, and are thus affiliated persons of each other. Accordingly, with respect to the Existing Advisers, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the Existing Advisers, and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.12

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.15

[12]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
[13]

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[14]

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[15]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

4. No Remuneration. Any transaction fee16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.17

6. Dispositions:

(a) Prior to any Disposition18 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.19

7. Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)

Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

[16]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
[17]	The Affiliated Entities may adopt shared Co-Investment Policies.
[18]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[19]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

(c)

At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)

Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)

The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).20

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

[20]

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).21 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Eric R. Mansell

Adams Street Partners, LLC

One North Wacker Drive, Suite 2700

Chicago, IL 60606

(312) 553-7890

emansell@adamsstreetpartners.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Nicole M. Runyan, P.C. Brad A. Green, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800 nicole.runyan@kirkland.com brad.green@kirkland.com	Scott A. Moehrke, P.C. Nicholas A. Hemmingsen, P.C. Kirkland & Ellis LLP 333 West Wolf Point Plaza Chicago, IL 60654 (312) 862-2000 scott.moehrke@kirkland.com nicholas.hemmingsen@kirkland.com

[21]

See, e.g., Polen Credit Opportunities Fund, et al. (File No. 812-15457) Release No. IC-35183 (May 2, 2024) (notice), Release No. IC-35206 (May 28, 2024) (Order); Sound Point Meridian Capital, Inc., et al. (File No. 812-15476-01) Release No. IC-35173 (April 19, 2024) (notice), Release No. IC-35192 (May 15, 2024) (order); Brookfield Infrastructure Income Fund Inc., et al. (File No. 812-15415), Release No. IC-35001 (September 20, 2022) (notice), Release No. IC-35032 (October 17, 2023) (order); T. Rowe Price OHA Select Private Credit Fund, et al. (File No. 812-15461), Release No. IC-34963 (July 24, 2023) (notice), Release No. IC-34987 (August 21, 2023) (order); KKR Real Estate Select Trust Inc., et al. (File No. 812-15181), Release No. IC-34962 (July 18, 2023) (notice), Release No. IC-34985 (August 15, 2023) (order); MBC Total Private Markets Access Fund, et al. (File No. 812-15422), Release No. IC-34953 (June 28, 2023) (notice), Release No. IC-34965 (July 25, 2023) (order); Vista Credit Strategic Lending Corp. et al. (File No. 812-15323), Release No. IC-34946 (June 20, 2023) (notice), Release No. IC-34961 (July 18, 2023) (order).

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of the Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that the Existing Regulated Fund and each Existing Affiliated Fund have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 16th day of April, 2025.

ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Vice President, Chief Legal Officer and Secretary

ADAMS STREET PARTNERS, LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ADVISORS, LLC

By:	Adams Street Partners, LLC,
its Member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CREDIT ADVISORS LP

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CREDIT SOLUTIONS FUND, LP

By:	ASP Carry Partners Credit Solutions LP,
its general partner

By:	ASP Carry Partners Credit Solutions GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET - PE CO-INV (SI) FUND LP

By:	ASP - PE Co-Inv (SI) Management LP,
its general partner

By:	ASP - PE Co-Inv (SI) Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL

By:	ASP - PKBS Lux GP Partners,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ADAMS STREET - PRIMARY PE SM FUND I LP

By:	ASP PE SM GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET – SCERS FUND III LLC

By:	Adams Street Partners, LLC,
its Manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET - SK VENTURE FUND II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET (KOC) LLC

By:	Adams Street Credit Advisors LP,
its manager

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET (NUNAVUT) PRIVATE EQUITY FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 1847 FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2019 Direct Management LP,
its general partner

By:	ASP 2019 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2020 Direct Management LP,
its general partner

By:	ASP 2020 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 NON-US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2021 Direct Management LP,
its general partner

By:	ASP 2021 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 NON-US FUND LP

By:	ASP Carry Partners 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 US FUND LP

By:	ASP Carry Partners 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2022 Direct Management LP,
its general partner

By:	ASP 2022 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET 2022 NON-US FUND LP

By:	ASP Carry Partners 2022 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2022 US FUND LP

By:	ASP Carry Partners 2022 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2023 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2023 Direct Management LP,
its general partner

By:	ASP 2023 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2023 NON-US FUND LP

By:	ASP Carry Partners 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET 2023 US FUND LP

By:	ASP Carry Partners 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2024 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2024 Direct Management LP,
its general partner

By:	ASP 2024 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2024 NON-US FUND LP

By:	ASP Carry Partners 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2024 US FUND LP

By:	ASP Carry Partners 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET 2025 DIRECT GROWTH EQUITY FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2025 NON-US FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2025 US FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 32BJ FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET AMF FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET AP7 PE INVESTMENT III LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ASIA FUND 2020 LP

By:	ASP Carry Partners Asia Fund 2020 LP,
its general partner

By:	Adams Street Asia Fund GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ASIA FUND II LP

By:	ASP Carry Partners Asia Fund II LP,
its general partner

By:	Adams Street Asia Fund GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET BLUE LAKE LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CC PE SECONDARY FUND LP

By:	ASP Carry Partners CC PE Secondary GP LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND V A LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND V B LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET CO-INVESTMENT FUND VI A LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND VI B LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CUACPS PRIVATE EQUITY LP

By:	ASP Scotland GP LLP,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CYCLONE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND II LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

ADAMS STREET EUROPEAN VENTURE FUND 2023

By:	ASP EVF 2023 GP,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ADAMS STREET GLOBAL SECONDARY FUND 7 LP

By:	ASP Carry Partners GSF 7 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL SECONDARY FUND 8 LP

By:	ASP Carry Partners GSF 8 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET GLOBAL SMB WPERP FUND III LP

By:	ASP Carry Partners WPERP III GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL VENTURE MANDATE FUND IV LP

By:	ASP Carry Partners GVM IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GRAND CYPRESS HEALTHCARE FUND II LP

By:	ASP GC Health Carry Partners II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VII LP

By:	ASP VG Management VII LP,
its general partner

By:	ASP VG Management VII LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET GROWTH EQUITY FUND VIII LP

By:	ASP GE Management VIII LP,
its general partner

By:	ASP GE Management VIII LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET HOM FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET IMM VENTURE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET IMM VENTURE PRIMARY FUND I LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET KNEIFF GLOBAL PE FUND

By:	ASP Kneiff Fund GP,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ADAMS STREET LAKE LASALLE FUND II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS EX US FUND LP

By:	ASP Carry Partners Leaders Ex US LP,
its general partner

By:	Adams Street Leaders Ex US GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS FUND 2020 LP

By:	ASP Carry Partners Leaders 2020 LP,
its general partner

By:	Adams Street Leaders 2020 GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET LEADERS FUND II LP

By:	ASP Carry Partners Leaders II LP,
its general partner

By:	Adams Street Leaders GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET MTAA PE FUND II LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2023 LP

By:	ASP Carry Partners PEP 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP ASIA FUND 2023 LP

By:	ASP Carry Partners PEP 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET PEP NORTH AMERICA FUND 2024 LP

By:	ASP Carry Partners PEP 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP ASIA FUND 2024 LP

By:	ASP Carry Partners PEP 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET POBA VENTURE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET POBA VENTURE FV I LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET PRIVATE CREDIT FUND II-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET PRIVATE CREDIT FUND II-C NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND III-A LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND III-B LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET PRIVATE INCOME FUND LP

By:	ASP PIF GP Management LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ROPE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET RSP II LP

By:	ASP RSP Management II LP,
its general partner

By:	ASP RSP Management II LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SBCERA FUND 2 LP

By:	ASP SBCERA Carry Partners 1 LP,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET SH FUND LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

ADAMS STREET SHEDD AQUARIUM ESG FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SHEDD AQUARIUM LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SIFAI FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SK VENTURE FUND III LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET UK MID-MARKET SOLUTIONS II LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET US SMB FUND II LP

By:	ASP Carry Partners US SMB II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND III LP

By:	ASP Carry Partners Venture Innovation III LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND IV LP

By:	ASP Carry Partners Venture Innovation IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ADAMS STREET VENTURE SELECT FUND 2023 LP

By:	ASP Carry Partners Venture Innovation IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET WORLD SUN FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET WPE FUND LP

By:	Adams Street WPE Fund GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP - GLOBAL PE SM FUND LP

By:	ASP PE SM GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ASP (FEEDER) PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP COJ PE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP EVF 2023 FV LP

By:	ASP Carry Partners EVF 2023 GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP GLOBAL VENTURES BVK FUND II LP

By:	ASP BVK Carry Partners II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP ILSTRS ASIA SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ASP ILSTRS EUROPE SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - 2021 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - 2022 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - 2023 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

[Signature Page to Second Amended and Restated Application]

ASP LUX RAIF - 2024 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - 2025 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - GLOBAL SECONDARY FUND 7

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - GLOBAL SECONDARY FUND 8

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

[Signature Page to Second Amended and Restated Application]

ASP LUX RAIF - PC II FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - SPC III FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF CO-INV V FV LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - CO-INVESTMENT FUND V

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

[Signature Page to Second Amended and Restated Application]

ASP LUX RAIF CO-INV VI FV LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - CO-INVESTMENT FUND VI

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF GSF 7 FV LP

By:	ASP Carry Partners GSF 7 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF GSF 8 FV LP

By:	ASP Carry Partners GSF 8 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ASP NPS ASIA PE FOF LP

By:	ASP NPS Asia GP Management LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP PC HOLDINGS LLC

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP RIVERA INT PC FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP RIVERA INT PC NO FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ASP RIVERA US PC FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP RIVERA US PC LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND II-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ASP SR PRIVATE CREDIT FUND II-A NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND II-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND II-B NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ASP SR PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND III-A LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND III-A NO LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ASP SR PRIVATE CREDIT FUND III-B LP

By:	Adams Street Private Credit Fund III GP LP, its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC, its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND III-B NO LP

By:	Adams Street Private Credit Fund III GP LP, its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND III-C LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ASP SUMMA 1 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 2 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 3 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ASP SUMMA 4 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 5 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 6 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

ASP SUMMA 7 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 8 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA HOLDCO 1 LP

By:	ASP Summa ManCo LLC,
its general partner

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

[Signature Page to Second Amended and Restated Application]

JUNI PRIVATE EQUITY FUND A USD LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

JUNI PRIVATE EQUITY FUND A EUR LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

[Signature Page to Second Amended and Restated Application]

Schedule A

Adams Street Credit Advisors LP serves as the investment adviser to the following Existing Affiliated Funds.

Adams Street Credit Solutions Fund, LP

Adams Street (KOC) LLC

Adams Street Private Credit Fund II-A

Adams Street Private Credit Fund II-B

Adams Street Private Credit Fund II-C LP

Adams Street Private Credit Fund II-C NO LP

Adams Street Private Credit Fund III-A LP

Adams Street Private Credit Fund III-B LP

Adams Street Private Income Fund LP

ASP (Feeder) Private Credit Fund II-C LP

ASP LUX RAIF - PC II Fund

ASP LUX RAIF - SPC III Fund

ASP Rivera Int PC Facilitation LP

ASP Rivera Int PC NO Facilitation LP

ASP Rivera US PC Facilitation LP

ASP Rivera US PC LP

ASP Sr Private Credit Fund II-A LP

ASP Sr Private Credit Fund II-A NO LP

ASP Sr Private Credit Fund II-B LP

ASP Sr Private Credit Fund II-B NO LP

ASP Sr Private Credit Fund II-C LP

ASP Sr Private Credit Fund III-A LP

ASP Sr Private Credit Fund III-A NO

ASP Sr Private Credit Fund III-B LP

ASP Sr Private Credit Fund III-B NO LP

ASP Sr Private Credit Fund III-C LP

ASP Summa 1 LLC

ASP Summa 2 LLC

ASP Summa 3 LLC

ASP Summa 4 LLC

ASP Summa 5 LLC

ASP Summa 6 LLC

ASP Summa 7 LLC

ASP Summa 8 LLC

ASP Summa HoldCo 1 LP

Adams Street Partners, LLC serves as the investment adviser to the following Existing Affiliated Funds.

Adams Street - PE Co-Inv (SI) Fund LP

Adams Street - PKBS Private Equity Fund I Global

Adams Street - Primary PE SM Fund I LP

Adams Street - SCERS Fund III LLC

Adams Street - SK Venture Fund II LP

Adams Street (Nunavut) Private Equity Fund LP

Adams Street 1847 Fund LP

Adams Street 2019 Direct Growth Equity Fund LP

Adams Street 2020 Direct Growth Equity Fund LP

Adams Street 2020 Non-US Fund LP

Adams Street 2020 US Fund LP

Adams Street 2021 Direct Growth Equity Fund LP

Adams Street 2021 Non-US Fund LP

Adams Street 2021 US Fund LP

Adams Street 2022 Direct Growth Equity Fund LP

Adams Street 2022 Non-US Fund LP

Adams Street 2022 US Fund LP

Adams Street 2023 Direct Growth Equity Fund LP

Adams Street 2023 Non-US Fund LP

Adams Street 2023 US Fund LP

Adams Street 2024 Direct Growth Equity Fund LP

Adams Street 2024 Non-US Fund LP

Adams Street 2024 US Fund LP

Adams Street 2025 Direct Growth Equity Fund LP

Adams Street 2025 Non-US Fund LP

Adams Street 2025 US Fund LP

Adams Street 32BJ Fund LP

Adams Street AMF Fund LP

Adams Street AP7 PE Investment III LP

Adams Street Asia Fund 2020 LP

Adams Street Asia Fund II LP

Adams Street Blue Lake LP

Adams Street CC PE Secondary Fund LP

Adams Street Co-Investment Fund V A LP

Adams Street Co-Investment Fund V B LP

Adams Street Co-Investment Fund VI A LP

Adams Street Co-Investment Fund VI B LP

Adams Street CUACPS Private Equity LP

Adams Street Cyclone Fund LP

Adams Street Denso Global Private Equity Investments Fund II LP

Adams Street European Venture Fund 2023

Adams Street Global Secondary Fund 7 LP

Adams Street Global Secondary Fund 8 LP

Adams Street Global SMB WPERP Fund III LP

Adams Street Global Venture Mandate Fund IV LP

Adams Street Grand Cypress Healthcare Fund II LP

Adams Street Growth Equity Fund VII LP

Adams Street Growth Equity Fund VIII LP

Adams Street HoM Fund LP

Adams Street IMM Venture Fund LP

Adams Street IMM Venture Primary Fund I LP

Adams Street Kneiff Global PE Fund

Adams Street Lake LaSalle Fund II LP

Adams Street Leaders Ex US Fund LP

Adams Street Leaders Fund 2020 LP

Adams Street Leaders Fund II LP

Adams Street MTAA PE Fund II LP

Adams Street PEP Asia Fund 2023 LP

Adams Street PEP Asia Fund 2024 LP

Adams Street PEP North America Fund 2023 LP

Adams Street PEP North America Fund 2024 LP

Adams Street POBA Venture Fund LP

Adams Street POBA Venture FV I LP

Adams Street RoPE Fund LP

Adams Street RSP II LP

Adams Street SBCERA Fund 2 LP

Adams Street SH Fund LP

Adams Street SHEDD Aquarium ESG Fund LP

Adams Street SHEDD Aquarium LP

Adams Street SIFAI Fund LP

Adams Street SK Venture Fund III LP

Adams Street UK Mid-Market Solutions II LP

Adams Street US SMB Fund II LP

Adams Street Venture Innovation Fund III LP

Adams Street Venture Innovation Fund IV LP

Adams Street Venture Select Fund 2023 LP

Adams Street World Sun Fund LP

Adams Street WPE Fund LP

ASP - Global PE SM Fund LP

ASP COJ PE Fund LP

ASP EVF 2023 FV LP

ASP Global Ventures BVK Fund II LP

ASP ILSTRS Asia SMA 1 LP

ASP ILSTRS Europe SMA 1 LP

ASP LUX RAIF - 2021 Global Fund

ASP LUX RAIF - 2022 Global Fund

ASP LUX RAIF - 2023 Global Fund

ASP LUX RAIF - 2024 Global Fund

ASP LUX RAIF - 2025 Global Fund

ASP LUX RAIF - Co-Investment Fund V

ASP LUX RAIF - Co-Investment Fund VI

ASP LUX RAIF - Global Secondary Fund 7

ASP LUX RAIF - Global Secondary Fund 8

ASP Lux RAIF Co-Inv V FV LP

ASP Lux RAIF Co-Inv VI FV LP

ASP LUX RAIF GSF 7 FV LP

ASP LUX RAIF GSF 8 FV LP

ASP NPS Asia PE FOF LP

JUNI Private Equity Fund A EUR LP

JUNI Private Equity Fund A USD LP

The Existing Proprietary Account is set forth below:

ASP PC Holdings LLC

Exhibit A

Verification of Statement of Facts and Application

pursuant to Rule 17d-1 under the Investment Company Act of 1940 for an Order of the Commission

The undersigned states that he has duly executed the attached Second Amended and Restated Application for an Order under Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated April 16, 2025 for and on behalf of the Applicants, as the case may be, that he holds the office with each such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further says that he is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his knowledge, information, and belief.

ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC

By:	/s/ Eric R. Mansell
Name:Eric R. Mansell
Title: Vice President, Chief Legal Officer and Secretary

ADAMS STREET PARTNERS, LLC

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ADVISORS, LLC

By:	Adams Street Partners, LLC,
its Member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CREDIT ADVISORS LP

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CREDIT SOLUTIONS FUND, LP

By:	ASP Carry Partners Credit Solutions LP,
its general partner

By:	ASP Carry Partners Credit Solutions GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PE CO-INV (SI) FUND LP

By:	ASP - PE Co-Inv (SI) Management LP,
its general partner

By:	ASP - PE Co-Inv (SI) Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - PKBS PRIVATE EQUITY FUND I GLOBAL

By:	ASP - PKBS Lux GP Partners,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ADAMS STREET - PRIMARY PE SM FUND I LP

By:	ASP PE SM GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET – SCERS FUND III LLC

By:	Adams Street Partners, LLC,
its Manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET - SK VENTURE FUND II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET (KOC) LLC

By:	Adams Street Credit Advisors LP,
its manager

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET (NUNAVUT) PRIVATE EQUITY FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 1847 FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2019 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2019 Direct Management LP,
its general partner

By:	ASP 2019 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2020 Direct Management LP,
its general partner

By:	ASP 2020 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 NON-US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2020 US FUND LP

By:	ASP Carry Partners 2020 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2021 Direct Management LP,
its general partner

By:	ASP 2021 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 NON-US FUND LP

By:	ASP Carry Partners 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2021 US FUND LP

By:	ASP Carry Partners 2021 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2022 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2022 Direct Management LP,
its general partner

By:	ASP 2022 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2022 NON-US FUND LP

By:	ASP Carry Partners 2022 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2022 US FUND LP

By:	ASP Carry Partners 2022 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2023 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2023 Direct Management LP,
its general partner

By:	ASP 2023 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2023 NON - US FUND LP

By:	ASP Carry Partners 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2023 US FUND LP

By:	ASP Carry Partners 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2024 DIRECT GROWTH EQUITY FUND LP

By:	ASP 2024 Direct Management LP,
its general partner

By:	ASP 2024 Direct Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2024 NON-US FUND LP

By:	ASP Carry Partners 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2024 US FUND LP

By:	ASP Carry Partners 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2025 DIRECT GROWTH EQUITY FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2025 NON-US FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 2025 US FUND LP

By:	ASP Carry Partners A1 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET 32BJ FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET AMF FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET AP7 PE INVESTMENT III LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ASIA FUND 2020 LP

By:	ASP Carry Partners Asia Fund 2020 LP,
its general partner

By:	Adams Street Asia Fund GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ASIA FUND II LP

By:	ASP Carry Partners Asia Fund II LP,
its general partner

By:	Adams Street Asia Fund GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET BLUE LAKE LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CC PE SECONDARY FUND LP

By:	ASP Carry Partners CC PE Secondary GP LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND V A LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND V B LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND VI A LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CO-INVESTMENT FUND VI B LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CUACPS PRIVATE EQUITY LP

By:	ASP Scotland GP LLP,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET CYCLONE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET DENSO GLOBAL PRIVATE EQUITY INVESTMENTS FUND II LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

ADAMS STREET EUROPEAN VENTURE FUND 2023

By:	ASP EVF 2023 GP,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ADAMS STREET GLOBAL SECONDARY FUND 7 LP

By:	ASP Carry Partners GSF 7 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL SECONDARY FUND 8 LP

By:	ASP Carry Partners GSF 8 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL SMB WPERP FUND III LP

By:	ASP Carry Partners WPERP III GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GLOBAL VENTURE MANDATE FUND IV LP

By:	ASP Carry Partners GVM IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GRAND CYPRESS HEALTHCARE FUND II LP

By:	ASP GC Health Carry Partners II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VII LP

By:	ASP VG Management VII LP,
its general partner

By:	ASP VG Management VII LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET GROWTH EQUITY FUND VIII LP

By:	ASP GE Management VIII LP,
its general partner

By:	ASP GE Management VIII LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET HOM FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET IMM VENTURE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET IMM VENTURE PRIMARY FUND I LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET KNEIFF GLOBAL PE FUND

By:	ASP Kneiff Fund GP,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ADAMS STREET LAKE LASALLE FUND II LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS EX US FUND LP

By:	ASP Carry Partners Leaders Ex US LP,
its general partner

By:	Adams Street Leaders Ex US GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS FUND 2020 LP

By:	ASP Carry Partners Leaders 2020 LP,
its general partner

By:	Adams Street Leaders 2020 GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET LEADERS FUND II LP

By:	ASP Carry Partners Leaders II LP,
its general partner

By:	Adams Street Leaders GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET MTAA PE FUND II LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2023 LP

By:	ASP Carry Partners PEP 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP ASIA FUND 2023 LP

By:	ASP Carry Partners PEP 2023 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP NORTH AMERICA FUND 2024 LP

By:	ASP Carry Partners PEP 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PEP ASIA FUND 2024 LP

By:	ASP Carry Partners PEP 2024 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET POBA VENTURE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET POBA VENTURE FV I LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND II-C NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND III-A LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE CREDIT FUND III-B LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP, LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET PRIVATE INCOME FUND LP

By:	ASP PIF GP Management LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET ROPE FUND LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET RSP II LP

By:	ASP RSP Management II LP,
its general partner

By:	ASP RSP Management II LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SBCERA FUND 2 LP

By:	ASP SBCERA Carry Partners 1 LP,
its general partner

By:	Adams Street Partners, LLC,
its manager

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SH FUND LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

ADAMS STREET SHEDD AQUARIUM ESG FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SHEDD AQUARIUM LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SIFAI FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET SK VENTURE FUND III LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET UK MID-MARKET SOLUTIONS II LP

By:	ASP GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET US SMB FUND II LP

By:	ASP Carry Partners US SMB II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND III LP

By:	ASP Carry Partners Venture Innovation III LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE INNOVATION FUND IV LP

By:	ASP Carry Partners Venture Innovation IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET VENTURE SELECT FUND 2023 LP

By:	ASP Carry Partners Venture Innovation IV LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET WORLD SUN FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADAMS STREET WPE FUND LP

By:	Adams Street WPE Fund GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP - GLOBAL PE SM FUND LP

By:	ASP PE SM GP Management LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP (FEEDER) PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP COJ PE FUND LP

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP EVF 2023 FV LP

By:	ASP Carry Partners EVF 2023 GP LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP GLOBAL VENTURES BVK FUND II LP

By:	ASP BVK Carry Partners II LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP ILSTRS ASIA SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP ILSTRS EUROPE SMA 1 LP

By:	Adams Street Partners, LLC,
its General Partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - 2021 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - 2022 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - 2023 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - 2024 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - 2025 GLOBAL FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - GLOBAL SECONDARY FUND 7

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - GLOBAL SECONDARY FUND 8

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - PC II FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF - SPC III FUND

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF CO-INV V FV LP

By:	ASP Co-Investment Management V LP,
its general partner

By:	ASP Co-Investment Management V LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - CO-INVESTMENT FUND V

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF CO-INV VI FV LP

By:	ASP Co-Investment Management VI LP,
its general partner

By:	ASP Co-Investment Management GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its managing member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF - CO-INVESTMENT FUND VI

By:	ASP LUX FUND Management,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

By:	/s/ Stephen W. Baranowski
Name: Stephen W. Baranowski
Title: Manager

ASP LUX RAIF GSF 7 FV LP

By:	ASP Carry Partners GSF 7 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP LUX RAIF GSF 8 FV LP

By:	ASP Carry Partners GSF 8 LP,
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP NPS ASIA PE FOF LP

By:	ASP NPS Asia GP Management LP
its general partner

By:	Adams Street Partners, LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP PC HOLDINGS LLC

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP RIVERA INT PC FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP RIVERA INT PC NO FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP RIVERA US PC FACILITATION LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP RIVERA US PC LP

By:	ASP Rivera GP Management LP,
its general partner

By:	ASP Rivera GP Management LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND II-A LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND II-A NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND II-B LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND II-B NO LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND II-C LP

By:	Adams Street Private Credit Fund II GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND III-A LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND III-A NO LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND III-B LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND III-B NO LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SR PRIVATE CREDIT FUND III-C LP

By:	Adams Street Private Credit Fund III GP LP,
its general partner

By:	Adams Street Private Credit Fund GP-GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 1 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 2 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 3 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 4 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 5 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 6 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 7 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA 8 LLC

By:	ASP Summa ManCo LLC,
its manager

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP SUMMA HOLDCO 1 LP

By:	ASP Summa ManCo LLC,
its general partner

By:	Adams Street Credit Advisors LP,
its managing member

By:	Adams Street Credit Advisors GP LLC,
its general partner

By:	Adams Street Partners, LLC,
its member

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

JUNI PRIVATE EQUITY FUND A USD LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

JUNI PRIVATE EQUITY FUND A EUR LP

By:	ASP PE Management LLC,
its general partner

By:	/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Manager

Exhibit B

Resolutions of the Board of Directors of

Adams Street Private Equity Navigator Fund LLC (the “Fund”)

WHEREAS, the Fund and certain affiliates have filed an application, as amended and restated, with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), for an order of exemption from the provisions of Section 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder to permit the Fund to engage in certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1.

NOW, THEREFORE BE IT, RESOLVED, that filing of a second amended and restated application with the SEC pursuant to Sections 17(d) and 57(i) of the 1940 Act for an order of exemption from the provisions of Section 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder to permit the Fund to engage in certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it

FURTHER RESOLVED, that the officers of the Fund, be, and each of them acting singly hereby is, authorized, empowered and directed to all steps necessary to prepare, execute and file such documents, including any amendments and/or restatements thereof, as they may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment and/or restatement to the application for the order, in such form and accompanied by such exhibits and other documents as the officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of such documents.